2ND LEASE & STORAGE LEASE AMENDING & EXTENSION AGREEMENT

THIS AGREEMENT dated February 12, 2014

BETWEEN:

160 ELGIN LEASEHOLDS INC.

(hereinafter called "Landlord")

OF THE FIRST PART

- and -

LEARNING TREE INTERNATIONAL INC.

(hereinafter called "Tenant")

OF THE SECOND PART

WHEREAS:

A. By a lease dated April 12, 1999 ("Original Lease") made between Trizec Hahn Corporation ("Trizec Hahn") as landlord, and Tenant, Trizec Hahn leased to Tenant certain premises known as Suite 2300 ("Original Premises") and containing approximately 19,739 square feet of Gross Rentable Area, located in the building municipally known as 160 Elgin Street, Ottawa, Ontario ("Building") for a term of ten (10) years ("Initial Term"), commencing July 1, 1999, and expiring June 30, 2009, all as more fully set out in the Original Lease;

B. Landlord is successor in interest to Trizec Hahn;

C. By a storage lease dated June 8, 2004 ("Storage Lease") made between Landlord and Tenant, Landlord leased to Tenant certain storage premises identified as Unit 23A ("Storage Premises"), containing a usable area of 106 square feet, all as more fully set out in the Storage Lease;

D. By a lease and storage lease extending and amending agreement dated December 3, 2008 ("2008 Amending Agreement"), Landlord and Tenant amended the Original Lease by, among other things: (i) providing for the updated and agreed upon measurement of the Gross Rentable Area of the Original Premises as 19,900 square feet; (ii) extending the Term of the Lease and the Storage Term of the Storage Lease each for a further period of five (5) years expiring June 30, 2014 ("First Extension Term"), all as more fully set out in the 2008 Amending Agreement;

E. The Original Lease, as amended by the 2008 Amending Agreement, is hereinafter referred to as the "Lease"; and the Initial Term as extended by the First Extension Term, is hereinafter referred to as the "Term";

F. Landlord and Tenant have agreed that as of June 30, 2014 ("Surrender Date"), Tenant shall surrender to Landlord a part of the Original Premises, namely, approximately 6,264 square feet of Gross Rentable Area ("Surrendered Premises"), being part of the 23rd floor of the Building, the approximate location as shown CROSS-HATCHED IN BLACK on the plan attached hereto as Schedule "A", and the corridors, as shown HATCHED AND SHADED IN BLUE on the attached Schedule "A", on the terms conditions hereinafter set out;

G. The Original Premises less the Surrendered Premises shall hereinafter be referred to as the "Retained Premises". The Retained Premises are shown OUTLINED IN YELLOW on the plan attached as Schedule "A" and comprise approximately 13,636 square feet of Gross Rentable Area in the Building, which shall be subject to adjustment upon final measurement by Landlord in accordance with the terms of the Lease and Landlord agrees that provided the usable area is not greater than 12,568 square feet, the Gross Rentable Area shall not exceed 14,000 square feet;

H. Landlord and Tenant have agreed to extend the Term of the Lease with respect to the Retained Premises and the Storage Term for the Storage Lease for a further period commencing on July 1, 2014 and expiring on June 30, 2019 ("Second Extension Term"), and to amend such other provisions of the Lease and the Storage Lease as hereinafter provided, all on the terms and conditions set out below

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. CONFIRMATION OF RECITALS

The parties hereto confirm that the foregoing recitals are true in substance and in fact.

2. SURRENDER OF SURRENDERED PREMISES

(a) Landlord and Tenant agree that, effective as of the Surrender Date (being June 30, 2014), the Lease is hereby amended by reducing the Term, with respect to the Surrendered Premises only, to be completed and ended on the Surrender Date. Subject to subsection 2(b) below, on or before the Surrender Date, Tenant shall vacate the Surrendered Premises and deliver vacant possession in such condition as Tenant is required to maintain and keep the Premises during the Term pursuant to the Lease and shall leave the Surrendered Premises in the condition the same was to be surrendered to Landlord at the expiration of the Term. For clarity, Tenant shall continue to pay full Rent on the Retained Premises to and including June 30, 2014 and thereafter on the Retained Premises as set out below.

(b) Notwithstanding subsection 2(a) above, provided Tenant is Learning Tree International Inc. and Tenant is in occupancy of and carrying on business throughout the entire Retained Premises, and provided Landlord does not require the Surrendered Premises, Tenant shall have the right to remain in occupancy of the Surrendered Premises until April 30, 2015 without the obligation to pay Minimum Rent, Operating Expenses or Taxes but Tenant shall be subject to all of the other terms and conditions of the Lease insofar as applicable, including without limitation, the obligation to pay business taxes (if any) and all other costs incurred in respect of such Surrendered Premises, and the obligation to maintain insurance and the provisions relating to the liability of Tenant and the indemnification of Landlord.

(c) Notwithstanding subsection 2(b) above, Tenant agrees to vacate the Surrendered Premises if either of the following events occurs ("Trigger Event"): (i) serious leasing interest from an arm's-length third party (evidenced by any of the following: (I) a second tour of the Surrendered Premises, (II) a request for a lease proposal from Landlord; or (III) the delivery of a lease proposal to Landlord); or (ii) Landlord determines definitively that it will be relocating its management office or a non-arm's-length entity to the Surrendered Premises. Landlord shall give Tenant at least sixty (60) days prior written notice to vacate the Surrendered Premises #1 (larger space) and ninety (90) days prior written notice to vacate the Surrendered Premises #2 (smaller space), and Tenant agrees that it will vacate the Surrendered Premises and return the Surrendered Premises to Landlord as more fully set out in subsection 2(a) above. If Landlord delivers to Tenant notice under this subsection 2(c) advising Tenant that a Trigger Event has occurred, Tenant shall, within two (2) business days, advise Landlord if Tenant wishes to retain the Surrendered Premises until April 30, 2015. If Tenant so notifies Landlord within such two (2) business day period, then from and after such date Tenant shall be responsible for all Additional Rent payable in respect of the Surrendered Premises to and including April 30, 2015. If Tenant fails to notify Landlord of its desire to retain the Surrendered Premises on such terms until April 30, 2015, then Tenant shall on or before the expiry of the required notice period deliver to Landlord vacant possession of the Surrendered Premises in the condition required under subsection 2(a) above.

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3. LANDLORD'S WORK

(a) Tenant shall accept the Retained Premises in "as is" condition, without the requirement for Landlord to perform any work, and Tenant shall supply and install all leasehold improvements and fixtures to the Retained Premises, at Tenant's sole cost, subject to Tenant obtaining the approval of Landlord, as required, in accordance with the terms of the Lease.

(b) Notwithstanding subsection 3(a) above, Landlord shall perform the following work ("Landlord's Work"), at its sole expense and in a good and workmanlike manner:

(i) on or about April 30, 2015 (or such earlier date if required by Landlord as set out in subsections 2(b) and 2(c) above or requested by Tenant), Landlord shall demise the Surrendered Premises from the Retained Premises (the "Demising Walls"); and

(ii) Landlord shall install corridors (as shown HATCHED AND SHADED IN BLUE on the attached Schedule "A") which corridors may be completed in stages. The parties hereto agree that the corridor installation shown hatched and shaded in blue on the attached Schedule "A" may be completed by Landlord at any time after execution of this Agreement; provided, however, that Landlord shall make reasonable efforts to minimize disruption with Tenant's business operations.

The Demising Walls shall be constructed in the location shown on Schedule "A" unless the location(s) of the Demising Walls are adjusted between the parties prior construction.

4. EXTENSION OF TERM OF LEASE, STORAGE TERM OF STORAGE LEASE AND RENT

(a) The parties hereto agree that the Term of the Lease with respect to the Retained Premises and the Storage Term with respect to the Storage Premises is hereby extended for a further period of five (5) years expiring on June 30, 2019 ("Second Extension Term") on the same terms and conditions as contained in the Lease and the Storage Lease respectively, as amended by this Agreement.

(b) Commencing July 1, 2014, the Minimum Rent payable per square foot of the Gross Rentable Area of the Retained Premises (plus applicable Sales Tax) shall be $18.25 per square foot per annum.

(c) For the period commencing on July 1, 2014 and expiring June 30, 2019, the Storage Rent payable with respect to the Storage Premises shall be at a rate of $12.15 per square foot per annum (plus applicable Sales Tax) based on the usable area of the Storage Premises.

(d) Tenant acknowledges that there shall be no further right to extend or renew the Term of the Lease with respect to the Retained Premises or the Storage Term of the Storage Premises beyond the Second Extension Term.

5. AMENDMENTS TO THE LEASE

In order to reflect the Second Extension Term in the Lease, <u>from and after July 1, 2014</u> ("Effective Date"), the Lease shall be amended as follows:

(a) Section 1.1 (Premises) of the Lease is hereby deleted in its entirety and replaced with the following:

"1.1 <u>Premises</u>: That certain office space currently identified as "Suite 2300", being part of the 23rd floor of the building ("Building") municipally known as 160 Elgin Street, Ottawa, Ontario, containing the aggregate of the following:

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(i) approximately 13,636 square feet of Gross Rentable Area (being sometimes hereinafter referred to as the "Retained Premises") of the Building; and

(ii) approximately 6,264 square feet of Gross Rentable Area (being sometimes hereinafter referred to as the "Surrendered Premises") of the Building.";

(b) Section 1.2 (Term) of the Lease is deleted in its entirety and replaced with the following:

"1.2 Term: Twenty (20) years;";

(c) Section 1.4 (Expiration Date) of the Lease is deleted in its entirety and replaced with the following:

"1.4 Expiration Date: June 30, 2019;";

(d) Section 1.5 (Minimum Rent) of the Lease is hereby amended by adding thereto the following provisions:

"With respect to the Retained Premises, for the period commencing July 1, 2014 up to and including June 30, 2019, an annual Minimum Rent, calculated at a net annual rate of Eighteen Dollars and Twenty-Five Cents ($18.25) per square foot of the Gross Rentable Area of the Retained Premises, determined in accordance with Section 3.2 of this Lease, payable in Canadian money on the first day of each month, in equal, consecutive, monthly instalments.

With respect to the Surrendered Premises: $Nil.";

(e) Section 1.10 (Address for Notices) of the Lease is hereby amended by deleting the address for notice of the Landlord and replacing it with the following:

"to Landlord: 160 Elgin Leaseholds Inc.
3625 Dufferin Street, Suite 500
Toronto, ON M3K 1N4
Attention: Leasing Administrator

and with a separate copy to:

Attention: Legal Dept.";

(f) Section 3.2 (Measurement of Premises and Rent Adjustment) of the Lease is hereby deleted in its entirety and replaced with the following:

"3.2 Measurement of Premises and Rent Adjustment

The Gross Rentable Area of the Retained Premises shall be measured in accordance with this Lease and once determined by Landlord, the Minimum Rent and all other payments which are determined based on square footage shall be adjusted accordingly. Within thirty (30) days after determination of the Gross Rentable Area, Tenant shall pay to Landlord any deficiency in previous payments of Minimum Rent and Additional Rent, and if Tenant is not in default under the terms of this Lease beyond the applicable cure period, the amount of any overpayment by Tenant of Minimum Rent and Additional Rent shall be paid to Tenant or credited to the account of Tenant. Notwithstanding the foregoing, the area of the Retained Premises shall not be less than 12,257 square feet of Gross Rentable Area.";

(g) Section 17.7 (Right of First Refusal – 23rd Floor) of the Lease is hereby deleted in its entirety.

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(h) Section 17.8 (Parking) of the Lease is hereby amended by deleting subsection (a) and replacing it with the following:

"17.8 Parking

(a) Subject to Section 17.19 of this Lease (Landlord's Right to Revoke) of the Lease, for the period commencing on July 1, 2014 and expiring on June 30, 2019, Tenant shall have the right to use up to **FOURTEEN (14) UNRESERVED** parking spaces (the "Parking Spaces") for parking fourteen (14) Automobiles (as defined below) in the parking facilities at the rear of the Building (the "Parking Garage"), in such locations in the unreserved area of the Parking Garage as designated from time to time by Landlord or the operator of the Parking Garage, and subject to the terms set out below. As used throughout this Section 17.8, "Automobiles" shall refer to typical, standard size, non-commercial passenger vehicles such as cars, station wagons, minivans, sport utility vehicles and the like. For each of such Parking Spaces, Tenant shall pay to Landlord, whether or not Tenant actually uses the Parking Spaces or any of them (subject to subsection 17.8(b) below), the prevailing monthly rates charged from time to time by Landlord or the operator of the Parking Garage for the use of unreserved Parking Spaces.";

(i) Section 17.14 of the Lease (Exclusivity) of the Lease is hereby deleted in its entirety and replaced with the following:

"17.14 Exclusivity

Subject to prior rights granted, as long as Tenant is Learning Tree International Inc., and Tenant is in possession of and occupying a minimum of 13,000 square feet of Gross Rentable Area on the 23rd floor of the Building, and Tenant is not in default, Landlord agrees that Tenant shall have the right to be the only tenant on the 23rd floor carrying on the business of giving instructor-led computer training courses during the Term of this Lease or any extension thereof; and Landlord will not lease or accept to sublease any office space on the 23rd floor of the Building to "Global Knowledge", "Algonquin College Corporate Training", "CTES-SETC Training", "ctc TrainCanada" or "CTE Solutions".";

(j) Section 17.17 (Option to Lease by December 31, 2009 – Suite 2460) of the Lease is hereby deleted in its entirety.

(k) Section 17.17A (Right of First Offer to December 31, 2009 – Suite 2460) of the Lease is hereby deleted in its entirety.

(l) Section 17.18 (Additional Right of First Offer) of the Lease is hereby deleted in its entirety.

(m) Section 17.19 (Landlord's Right to Revoke) of the Lease is hereby deleted in its entirety and replaced with the following:

"17.19 Landlord's Right to Revoke

Notwithstanding the foregoing, at Landlord's option, any of the rights and options conferred under Section 17.8 (Parking), Section 17.20(b) (Surrender of Surrendered Premises) and Section 17.21 (Leasehold Improvement Allowance – Retained Premises) of this Lease may be revoked in whole or in part if, at the time Tenant exercises or is deemed to have exercised the option, Tenant: (i) is then in default under this Lease following written notice and the applicable cure period as provided by this Lease; (ii) has become bankrupt or insolvent or has made an assignment for the benefit of creditors or has taken the benefit of any statute in force for bankrupt or insolvent debtors, or a petition in bankruptcy has been filed against Tenant, or a receiving order has been made against Tenant, or proceedings have been commenced respecting the winding-up or other termination of the existence of Tenant, or a receiver or other person has taken possession or effective control of substantially all of the assets or business of Tenant; (iii) there are outstanding writs of execution which the Tenant is not then actively and bona fide

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moving to set aside; or (iv) Tenant is not in possession of and seeking to conduct business in substantially all of the Premises in accordance with the terms of this Lease. Notwithstanding the foregoing, failure by Landlord to revoke any of the rights set out above, shall not be deemed a waiver of Landlord's right to revoke any other right from time to time or a waiver of any default under this Lease for which Tenant shall remain liable to remedy in accordance with this Lease.

(n) The following Section 17.20 (Surrender of Surrendered Premises) is hereby added to the Lease:

"17.20 <u>Surrender of Surrendered Premises</u>

(a) Subject to subsections 17.20(b) and (c) below, Landlord and Tenant agree that, effective as of June 30, 2014 ("Surrender Date"), the Term with respect to the Surrendered Premises only is to be completed and ended. On or before the Surrender Date, Tenant shall vacate the Surrendered Premises and deliver vacant possession in such condition as Tenant is required to maintain and keep the Premises during the Term pursuant to this Lease and Tenant shall leave the Surrendered Premises in the condition the same was to be surrendered to Landlord at the expiration of the Term. For clarity, Tenant shall continue to pay full Rent on the Original Premises to and including June 30, 2014 and thereafter on the Retained Premises in accordance with the terms of this Lease.

(b) Notwithstanding subsection 17.20(a) above, provided Tenant is Learning Tree International Inc. and Tenant is in occupancy of and carrying on business throughout the entire Retained Premises, and provided Landlord does not require the Surrendered Premises, Tenant shall have the right to remain in occupancy of the Surrendered Premises until April 30, 2015 without the obligation to pay Minimum Rent, Operating Expenses or Taxes but Tenant shall be subject to all of the other terms and conditions of the Lease insofar as applicable, including without limitation, the obligation to pay business taxes (if any) and all other costs incurred in respect of such Surrendered Premises, and the obligation to maintain insurance and the provisions relating to the liability of Tenant and the indemnification of Landlord.

(c) Notwithstanding subsection 17.20(b) above, Tenant agrees to vacate the Surrendered Premises if either of the following events occurs ("Trigger Event"): (i) serious leasing interest from an arm's-length third party (evidenced by any of the following: (I) a second tour of the Surrendered Premises, (II) a request for a lease proposal from Landlord; or (III) the delivery of a lease proposal to Landlord); or (ii) Landlord determines definitively that it will be relocating its management office or a non-arm's-length entity to the Surrendered Premises. Landlord shall give Tenant at least sixty (60) days prior written notice to vacate the Surrendered Premises #1 (larger space) and ninety (90) days prior written notice to vacate the Surrendered Premises #2 (smaller space), and Tenant agrees that it will vacate the Surrendered Premises and return the Surrendered Premises to Landlord as more fully set out in subsection 17.20(a) above. If Landlord delivers to Tenant notice under this subsection 17.20(c) advising Tenant that a Trigger Event has occurred, Tenant shall, within two (2) business days, advise Landlord if Tenant wishes to retain the Surrendered Premises until April 30, 2015. If Tenant so notifies Landlord within such two (2) business day period, then from and after such date Tenant shall be responsible for all Additional Rent payable in respect of the Surrendered Premises to and including April 30, 2015. If Tenant fails to notify Landlord of its desire to retain the Surrendered Premises on such terms until April 30, 2015, then Tenant shall on or before the expiry of the required notice period deliver to Landlord vacant possession of the Surrendered Premises in the condition required under subsection 17.20(a) above.";

(o) The following Section 17.21 (Leasehold Improvement Allowance – Retained Premises) is hereby added to the Lease:

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"17.21 Leasehold Improvement Allowance – Retained Premises

Subject to Section 17.19 above, on the latest to occur of:

(a) the execution and delivery by the parties of the 2nd Lease & Storage Lease Amending & Extension Agreement dated February 12, 2014;

(b) the expiry of forty-six (46) days after completion of Tenant's work ("Tenant's Work") in the Retained Premises only;

(c) July 1, 2014 (being the commencement date of the Second Extension Term);

(d) Tenant's providing to Landlord both:

(i) receipted invoices for the performance of all of Tenant's Work in the Retained Premises; and

(ii) certification by Tenant or a senior officer of Tenant and by each of Tenant's contractors or a senior officer thereof that Tenant's Work has been completed, the date of such completion, that all accounts relating to Tenant's Work have been paid, and that no lien has or may be claimed with respect thereto and that all construction lien periods have expired;

(e) Tenant's executing and delivering to Landlord such forms as requested by Landlord certifying satisfactory completion of Tenant's Work, Gross Rentable Area of the Premises, and that Tenant is not in default under the Lease;

(f) payment by Tenant of all amounts payable to Landlord under this Lease or for any other reason and the performance by Tenant of all of its obligations under this Lease to the date of Tenant's request for the Leasehold Improvement Allowance (as defined below); and

(g) completion of the leasehold improvements in accordance with the terms hereof to the satisfaction of Landlord, acting reasonably;

then so long as all of the foregoing has occurred and Tenant has requested payment of the Leasehold Improvement Allowance (as defined below) by June 30, 2016, and if Tenant is not in default under this Lease, and subject to the provisions of the *Construction Lien Act* or any similar legislation, including without limitation all holdback provisions, Landlord shall pay to Tenant a leasehold improvement allowance equal to the amount of the receipted invoices provided by Tenant to Landlord under subsection 17.21(d)(i) above ("Leasehold Improvement Allowance") up to **Fifteen ($15.00) Dollars** per square foot of Gross Rentable Area of the Retained Premises (plus HST) on account of the costs of Tenant's leasehold improvements to the Retained Premises; Landlord shall have the right to deduct from the Leasehold Improvement Allowance all amounts owing to Landlord by Tenant for any reason whatever, and it is agreed that any such deduction or payment by Landlord shall constitute a payment on account of Landlord's obligation to pay the Leasehold Improvement Allowance. Notwithstanding the foregoing, Landlord shall not pay a contractor with whom Tenant is disputing the payment or quality of work performed, provided, however, that no lien is registered by such contractor.

If at any time during the Term:

(i) this Lease is terminated by reason of a default of Tenant;

(ii) Tenant has become bankrupt or insolvent or has taken the benefit of any statute for bankrupt or insolvent debtors, or has filed a proposal, or has made an assignment for the benefit of creditors or any arrangement or compromise,

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then in such event, and without prejudice to any of Landlord's other rights and remedies available to it under this Lease and at law, the unamortized portion of the Leasehold Improvement Allowance calculated from July 1, 2014 on the basis of an assumed rate of depreciation on a straight line basis to zero over the Term of this Lease shall immediately become due and payable to Landlord as Additional Rent."

6. SUPERVISION AND ADMINISTRATION OF TENANT'S WORK IN RETAINED PREMISES

Notwithstanding the provisions of Section 10.2 (Landlord's Approval of Tenant's Improvements) of the Lease which required Tenant to pay an administration and supervisory fee of fifteen (15%) percent of the costs of any improvements made to the Premises, Landlord agrees that in connection with the initial work being performed in the Retained Premises following the execution of this Agreement (up to and including April 30, 2015), Landlord shall waive such administration and supervisory fee and in lieu thereof shall only require Tenant to pay Landlord's out-of-pocket third party costs in connection with the review of Tenant's plans, supervision of Tenant's Work (if any) and the performance of any work and services required to be performed by Landlord.

7. AMENDMENTS TO THE STORAGE LEASE

In order to reflect the Second Extension Term in the Storage Lease, from and after July 1, 2014 ("Effective Date"), the Storage Lease shall be amended as follows:

(a) Section 1 (Demise) of the Storage Lease is deleted in its entirety and replaced with the following:

"1. Demise

Landlord hereby leases to Tenant and Tenant hereby accepts the lease from Landlord of the storage premises ("Storage Premises") identified as Unit 23A, containing approximately 190 square feet of rentable area. For clarity, Tenant shall pay Storage Rent (as hereinafter defined) on the usable area of the Storage Premises, being approximately 106 square feet.";

(b) Section 1.1 (Term) of the Storage Lease is hereby deleted in its entirety and replaced with the following:

"1.1 Term

The term ("Storage Term") of this Storage Lease shall commence on July 1, 2004 and shall expire coterminously with the Lease dated April 12, 1999, as amended (for clarity, which expiry date will be on June 30, 2019).";

(c) Section 2 (Storage Rent) of the Storage Lease is hereby amended by adding thereto the following second paragraph:

"For the period commencing on July 1, 2014 and expiring on June 30, 2019, Tenant shall pay to Landlord Storage Rent at the rate of $12.15 per square foot per annum of the usable area of the Storage Premises (plus applicable Sales Taxes), to be paid in advance in equal monthly instalments on the first day of each month during the Storage Term.".

8. PERFORMANCE OF COVENANTS

Landlord and Tenant hereby mutually covenant and agree that during the Second Extension Term they shall perform and observe all of the covenants, provisos and obligations on their respective parts to be performed pursuant to the terms of the Lease, as amended and extended hereby.

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9. JURISDICTION

This Agreement shall be governed by and interpreted in accordance with, and the parties hereto shall attorn to, the laws of the Province of Ontario. The parties agree that the Courts of Ontario shall have jurisdiction to determine any matters arising hereunder.

10. UNIT HOLDER LIABILITY

If Landlord or any assignee of the beneficial rights of Landlord is ever a Real Estate Investment Trust (a "REIT"), then Tenant acknowledges and confirms that the obligations of Landlord hereunder are not and may not be binding on a trustee of the REIT, any registered or beneficial holder of one or more of the units of the REIT ("Unit Holder") or any annuitant under a plan of which such Unit Holder acts as trustee or carrier or any of the officers, employees or agents of the REIT and that resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing and, for clarity, Tenant's recourse shall be limited to Landlord's interest in the Premises.

11. MISCELLANEOUS

(a) The parties hereto covenant and agree to execute such further assurances as may be required to give effect to the foregoing.

(b) Capitalized expressions used herein, unless separately defined herein, have the same meaning as defined in the Lease unless separately defined herein.

(c) The Lease, as amended by the terms of this Agreement, is hereby ratified and confirmed and remains in full force and effect in accordance with its terms.

(d) Time in all respects shall be of the essence.

(e) This Agreement and the Lease shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns, subject to the express restrictions contained in the Lease.

(f) This Agreement shall come into force once fully executed by both parties.

(g) The parties hereto covenant and agree that they have good right, full power and authority to enter into this Agreement in the manner as aforesaid.

EXECUTED by each of the parties hereto under seal on the date first above mentioned.

Dated May 7, 2014

160 ELGIN LEASEHOLDS INC.

Per: ______________________
Name: Nathan Uhr
Title: Chief Operating Officer

Per: ______________________
Name:
Title:

I/We have authority to bind the Corporation.

LEARNING TREE INTERNATIONAL INC.

Per: ______________________
Name: MAX SHEVITZ
Title: President

Per: ______________________
Name: David Asai
Title: CFO

I/We have authority to bind the Corporation

Schedule "A"

OUTLINE PLAN

(showing approximate location of Demising Walls, Surrendered Premises, Retained Premises and corridors)


PREMISES 2
1,432 SQ. FT. USABLE
RETAINED AREA
17,568 SQ. FT. USABLE
AREA OF CORRIDOR WORK
PREMISES 1
3,529 SQ. FT. USABLE

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